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                                                                   EXHIBIT 10.19

                           INSTALLMENT PROMISSORY NOTE

$1,952,834.67                                             SEATTLE, WASHINGTON
                                                          MARCH 31, 2003

FOR VALUE RECEIVED, the undersigned, Poinsture Insurance Services, Inc. ("Maker"), promises to pay to the order of EAGLE PACIFIC INSURANCE COMPANY, its successors and assigns ("Holder"), the principal sum of One Million Nine Hundred Fifty Two Thousand Eight Hundred Thirty Four Dollars and Sixty-Seven Cents ($1,952,834.67) together with interest at the rate of 3% per annum based upon the March 31, 2003 outstanding balance of $1,952,834.67 due the Holder.

This Installment Promissory Note ("Note") is subject to the following terms:

1. Payment. The Maker agrees to pay the Holder the total of $2,011,419.71, which is the principal sum of $1,952,834.67 together with $58,585.04 interest, and agrees to pay such $2,011,419.71 in accordance with the attached Addendum A. The Maker agrees to pay such monthly installments to the Holder in lawful currency of the United States of America in immediately available funds to Holder's address at 2101 4th Avenue, Suite 1600, Seattle, WA 98121 or at such other address as the Holder may from time to time designate.

2. Prepayment. Maker has the right and option to prepay this Note or any portion thereof at any time, without penalty. Should the principal sum of $1,952,834.67 be repaid in full before December 31, 2003, then the monthly interest amount for the remaining scheduled installments will be forgiven. However, should the principal sum of $1,952,834.67 not be repaid before September 30, 2003, then the full amount of the interest is due regardless of any subsequent prepayment.

3.   Acceleration. Maker agrees that:

     a. If maker fails to pay within five (5) days of the due date as outlined on Addendum A; or

     b. If a bankruptcy petition or any other form of insolvency shall be filed by or against Maker; or

     c. If a petition for the appointment of a receiver or trustee for all or a portion of Maker's property shall be filed; or

     d. If any assignment of Maker's for the benefit of creditors or otherwise shall be made; or

     e. If Maker's January 1, 2003 Administrative Services Agreement with Eagle Pacific Insurance Company shall be cancelled;

     Then, in any such event, all sums due and payable under this Note will become fully and immediately due and payable at the sole option of Holder, without notice, demand, or protest of any kind. No failure to exercise such option shall be deemed a waiver or release. The Holder shall have all the remedies provided by law and equity for any default under this Note. The remedies of the Holder shall be cumulative and concurrent and may be pursued singularly, successively, or together against the Maker at the sole discretion of the Holder.